Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-173099, 333-74108, 333-71618, and 333-53014 on Form S-3, Registration Statement Nos. 333-150165, 333-155604, 333-167840, 333-174745, 333-174760, and 333-177493 on Form S-4, and Registration Statement Nos. 333-90455, 333-54818, 333-71702, 333-91852, 333-116903, 333-124957, 333-127060, 333-155317, 333-157826, 333-167839, 333-171257, 333-173383, 333-177494, 333-179977, 333-182910, and 333-191156 on Form S-8 of our report dated March 11, 2014, relating to the financial statements of Kratos Defense & Security Solutions, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 29, 2013.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
March 11, 2014